Exhibit 99.1

Hewitt NEWS & Information

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Chile

China

Czech Republic

Dominican Republic

France

Germany

Hong Kong SAR

Hugary

India

Indonesia

Ireland

Italy

Japan

Korea

Malaysia

Mexico

Netherlands

New Zealand

Philippines

Poland

Portugal

Puerto Rico

Singapore

Slovenia

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release:

May 5, 2003

Investor Contact: Jennifer Rice (847) 771-6464, investor.relations@hewitt.com

Media Contact: Joe Micucci (847) 442-7656, joe.micucci@hewitt.com

Hewitt Associates Reports Second Quarter Net

Revenues of $478.1 million

Announces Expansion of HR Outsourcing Offering to Include

Payroll Capability

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc. (NYSE: HEW), a global human resources outsourcing and consulting firm, today reported results for its fiscal 2003 second quarter ended March 31, 2003.

Net revenues (revenues before reimbursements) increased 17% in the second quarter, to $478.1 million, compared to $408.7 million in the comparable prior-year quarter.

“Revenue and operating income both were within our guidance despite the significant economic uncertainty and challenges that our clients are facing,” said Dale L. Gifford, chairman and chief executive officer. “Our unrelenting focus on quality and delivering the results we promise is helping us maintain strong client satisfaction with our services, which is helping to drive steady growth in this tough economy.” Gifford noted that revenues in the Company’s Outsourcing business increased 8% in the second quarter, and revenues in the Consulting business increased 36%, driven primarily by the acquisition of the actuarial and benefits consulting business of U.K.-based Bacon & Woodrow. Adjusting for the effects of acquisitions and favorable foreign currency translations, total Company revenues grew 5%, and Consulting revenues grew 1%. Outsourcing revenue growth was not affected by acquisitions, and only minimally affected by foreign currency translations.

In a separate announcement, the Company today also reported it is expanding its HR outsourcing capabilities to include payroll services with the acquisition of Cyborg Worldwide, Inc., the Chicago-based parent of Cyborg Systems, Inc., a global provider of HR management software and payroll services. “Continuously evolving and broadening our services to meet our clients’ changing needs has been the cornerstone of Hewitt’s success for more than 60 years,” said Gifford. “Expanding our outsourcing offer to include payroll services is another step that will enable us to more fully serve our clients over the long term.”

Cyborg has annualized revenues of more than $40 million and more than 750 clients in 20 countries around the world. The purchase price will consist of approximately $43 million in cash, plus the potential for additional performance-related payments. The transaction is expected to close in June 2003. The Company anticipates the acquisition will be modestly dilutive through fiscal 2005, primarily due to the amortization of intangibles, and accretive thereafter.

Reported Earnings

Reported net income was $23.5 million for the second quarter, or $0.24 per diluted share, and included a $4.7 million pre-tax charge for the fiscal 2002, IPO-related grant of restricted stock to employees. Because the Company operated as a private partnership prior to June 2002, there is no comparable reported net income for the prior-year period.

Fiscal 2002 Pro Forma Earnings

In accordance with SEC regulations for the determination of pro forma results, pro forma net income for the second quarter of fiscal 2002 was $5 million, or $0.05 per diluted share. The prior-year pro forma results assume that the Company’s incorporation, acquisition of Bacon & Woodrow, and initial public offering (IPO) had occurred on October 1, 2001, and exclude all related non-recurring items.

Core Earnings

The Company presents Core Earnings, a non-GAAP measure, to provide current year and quarter information on a basis that: 1) includes owner compensation expense and corporate income taxes in the period prior to our becoming a corporation (approximately $40.7 million and $13.2 million, respectively, for the quarter ended March 31, 2002); 2) includes the results of Bacon & Woodrow from the date of the acquisition, June 5, 2002, forward; 3) excludes charges of $4.7 million, associated with the amortization of the one-time, IPO-related grant of restricted stock to our associates; and 4) includes the shares issued in the one-time, IPO-related grant as if they had been outstanding from the beginning of fiscal 2002. Core earnings for the second quarter ended March 31, 2003, increased 46% to $26.2 million, or $0.26 per diluted share, from $17.9 million, or $0.23 per diluted share, in the second quarter of fiscal 2002.

“Core earnings met our expectations in the quarter,” said Gifford. “The earnings growth was driven primarily by the acquisition of Bacon & Woodrow, and by managing our compensation expenses.”

Business Segment Results

Outsourcing

Outsourcing net revenues increased 8% in the second quarter to $295.9 million, from $275.1 million in the fiscal 2002 second quarter. Revenue growth was driven primarily by the addition of new clients, as well as the addition of modest revenues from our new HR BPO service offering.

The Company was serving 14.8 million end-user participants as of March 31, 2003, an increase of more than 12% over the prior-year quarter.

Outsourcing segment income (excluding shared services costs not allocated to segments) for the second quarter was $53.3 million, compared to $63.7 million in the prior-year quarter. Including estimated owner compensation expense of $8.5 million in the prior-year quarter, Outsourcing segment income would have been $55.2 million in the fiscal

2002 quarter. As such, on a comparable basis, Outsourcing segment margin declined from 20.1% to 18.0% in the current-year quarter. The decline in margin was the result of investments made in the Company’s HR BPO service offering.

Consulting

Consulting net revenues increased 36% in the second fiscal quarter of 2003, to $182.1 million, from $133.6 million in the second quarter of 2002. Including the pro forma Bacon & Woodrow revenues in the second quarter of fiscal 2002, Consulting revenues grew 9% year over year. A significant portion of this growth was also due to the strengthening of European currencies relative to the U.S. dollar, and a result of acquiring the remaining interest in a Dutch affiliate. Adjusting for these factors, in addition to the Bacon & Woodrow acquisition, Consulting revenues increased 1%. This increase was driven by organic growth in retirement and health benefit plan consulting, which was largely offset by decreased demand for our more discretionary consulting services.

“The rate of growth in our retirement and health benefit plan consulting business was healthy, given the current economic environment. However, demand for our more discretionary consulting services continued to decline as our clients remained constrained by tight budgets,” said Gifford.

Consulting segment income (excluding shared services costs not allocated to segments), was $40.0 million in the second fiscal quarter of 2003, compared to $44.5 million in the comparable prior-year quarter. Including estimated owner compensation expense of $21.3 million in the prior-year quarter, segment income would have been $23.3 million for the fiscal 2002 quarter. As such, on a comparable basis, Consulting segment margin increased from 17.4% to 21.9% in the current-year quarter. The improvement in segment margin resulted from higher margins in the Company’s European region as a result of the newly acquired Bacon & Woodrow business and in health benefit management and retirement plan consulting, offset by lower margins on discretionary consulting services resulting from continued soft demand for such services.

Unallocated Shared Services Costs

Unallocated shared services costs were $44.9 million in the second fiscal quarter of 2003, compared to $31.3 million in the comparable prior-year quarter. Including estimated owner compensation expense of $11.0 million in the prior-year quarter, unallocated shared services costs would have been $42.3 million for the prior-year quarter. As such, on a comparable basis, unallocated shared services costs as a percentage of net revenues decreased from 10.4% to 9.4% in the current-year quarter. The decrease in costs as a percentage of revenues was a result of increased economies of scale.

Operating Margin

Reported total Company operating income for the quarter was $43.7 million, and included $4.7 million of expenses related to the one-time, IPO-related grant of restricted stock to employees. Total Company operating income in the prior-year comparable quarter was $76.9 million, and did not include $40.7 million of estimated owner compensation expense when the Company operated as a partnership. Excluding the one-time, IPO-related charge in the current-year quarter, and including estimated owner compensation expense in the prior-year quarter, resulted in comparable total Company operating income of $48.4 million and $36.2 million in the current- and prior-year quarters, respectively, an increase of 34% year over year. As such, on a comparable basis, total Company operating income margin expanded from 8.8% to 10.1% in the current-year quarter. This increase was primarily a result of higher margins in the Consulting segment and leverage of our unallocated shared services costs.

Year-to-Date Results

Net revenues for the six-month period ended March 31, 2003, increased 18% to $958.4 million, compared to $812.8 million in the prior-year six-month period. Reported net income was $38.3 million for the six-month period, or $0.40 per diluted share, and included a $29.5 million pre-tax charge related to the fiscal 2002, one-time, IPO-related grant of restricted stock. Fiscal 2002 pro forma net income for the six months was $15 million, or $0.16 per diluted share. Core earnings were $55.7 million, or $0.56 per diluted share, compared to $41.5 million, or $0.54 per diluted share, in the prior-year six-month period.

Business Outlook

The Company revised its outlook for fiscal 2003 net revenue growth, and now expects total Company net revenue growth of 12%-to-14%, exclusive of any anticipated revenue from the recently announced Cyborg and Northern Trust Retirement Consulting transactions. Including these transactions, revenue growth is expected to be 13%-to-16% for the fiscal year. The revenue growth forecast is comprised of approximately 6%-to-8% growth in the Company’s Outsourcing business, or 8%-to-10% including these transactions, and near 20% growth in the Company’s Consulting business, due to the Bacon & Woodrow acquisition.

The Company revised its outlook for fiscal 2003 core earnings, and now expects growth in excess of 16%. Due to a higher average outstanding share count in fiscal 2003, core earnings growth on a per-share basis will be substantially lower than overall core earnings growth.

For the third quarter of fiscal 2003, the Company expects net revenue growth of 12%-to-14%. This growth is comprised of approximately 5%-to-6% growth in Outsourcing, and more than 20% growth in Consulting. The Company anticipates core earnings of about $27-to-$31 million for the quarter.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss second-quarter results and the Company’s outlook for fiscal 2003, as well as its recently announced acquisitions. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Web cast will be archived on the site for approximately one month.

Hewitt Associates (www.hewitt.com) is a global outsourcing and consulting firm delivering a complete range of human capital management services to companies including: HR and Benefits Outsourcing, HR Strategy and Technology, Health Care,

Organizational Change, Retirement and Financial Management, and Talent and Reward Strategies. The firm provides services from 86 offices in 37 countries.

This release contains “forward-looking statements” based on management’s expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ from those expressed. The Company’s results may differ materially from those suggested by the forward-looking statements for a variety of reasons, including changes in the competitive environment; changes in economic conditions; changes in laws and regulation (including changes in government interpretations of regulations and changes in accounting standards); material changes in technology; customer and consumer demand, including customer and consumer response to services provided; changes in client relationships; our transition to a corporate structure or our ability to integrate acquired operations; and foreign economic conditions, including currency rate fluctuations, and legal and tax risks. These factors are more fully described in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission. Hewitt Associates disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

HEWITT ASSOCIATES, INC.

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except for share and per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003(1)(2)	2002(1)	2003(1)(2)	2002(1)
Revenues:
Revenue before reimbursements (net revenues)	$478,056	$408,703	$958,375	$812,777
Reimbursements	13,928	6,667	27,534	13,470

Total revenues	491,984	415,370	985,909	826,247

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards (1)	311,238	223,874	622,777	441,276
Initial public offering restricted stock awards	4,659	—	29,544	—
Reimbursable expenses	13,928	6,667	27,534	13,470
Other operating expenses	94,098	86,723	188,511	174,335
Selling, general and administrative expenses	24,316	21,253	43,752	34,793

Total operating expenses	448,239	338,517	912,118	663,874

Operating income (1)	43,745	76,853	73,791	162,373
Other expenses, net:
Interest expense	(4,881)	(3,429)	(10,198)	(7,062)
Interest income	457	495	1,100	1,126
Other income (expense), net	440	(2,084)	164	(2,943)

Total other expenses, net	(3,984)	(5,018)	(8,934)	(8,879)

Income before taxes and owner distributions		$71,835		$153,494

Income before income taxes	39,761		64,857
Provision for income taxes (1)	16,254		26,591

Net income	$23,507		$38,266

Earnings per share:
Basic	$0.25		$0.41
Diluted	$0.24		$0.40
Weighted average shares:
Basic	95,127,936		94,096,400
Diluted	97,069,525		96,804,889

(1)	Prior to June 1, 2002, owners who worked in the business were compensated through distributions of income. In connection with the Company’s transition to a corporate structure on May 31, 2002, owners who worked in the business became employees and the Company began to record their salaries, benefits, and variable compensation in compensation and related expenses, and the Company became subject to corporate income taxes. As such, owner compensation and corporate income taxes are only included in the Company’s results from the date of conversion to a corporate structure on May 31, 2002.
(2)	The Company acquired the actuarial and benefits consulting business of Bacon & Woodrow on June 5, 2002. Bacon & Woodrow results are included in the Company’s results from the acquisition date of June 5, 2002.

HEWITT ASSOCIATES, INC.

PRO FORMA EARNINGS AND PRO FORMA EARNINGS PER SHARE

(Unaudited)

(In millions except for share and per share amounts)

Pro Forma Earnings and Pro Forma Earnings Per Share

The following pro forma earnings and pro forma earnings per share (EPS) give effect to the Company’s transition to a corporate structure, the acquisition of Bacon & Woodrow, and the Company’s initial public offering as if they occurred as of October 1, 2001, and exclude related non-recurring adjustments to allow for comparability. For the three and six months ended March 31, 2002, the Company’s pro forma earnings and pro forma EPS would have been:

Pro Forma Earnings and Pro Forma Earnings Per Share	Three Months Ended March 31, 2002	Six Months Ended March 31, 2002
Income before taxes and owner distributions as reported	$72	$153
Add Bacon & Woodrow historical results prior to the acquisition date	7	14
Incorporation and acquisition-related adjustments (1)(2)	(58)	(120)
Adjustments for the offering (3)	(16)	(32)

Pro forma net income	$5	$15

Pro forma earnings per share:
Basic	$0.05	$0.16
Diluted	$0.05	$0.16
Pro forma shares outstanding:
Basic	93,087,772	91,351,174
Diluted	96,534,512	95,722,284

(1)	Acquisition and incorporation adjustments for the three months ended March 31, 2002, include the following one-time items that are excluded for pro forma purposes: $1 million of acquisition-related professional service expenses incurred by Bacon & Woodrow; $2 million of losses incurred on a foreign currency purchase option related to the acquisition; and a $1 million compensation expense reflecting our assumption of annuity liabilities in connection with the acquisition. Other adjustments include expenses that the Company would have incurred had it been a corporation for the entire period presented: $45 million of owner compensation expense for both the Company’s owners and Bacon & Woodrow partners; $15 million of additional income tax expense had the Company been a taxable entity for the entire period; $1 million of amortization of intangible assets created as part of the acquisition of Bacon & Woodrow; and $1 million of interest expense on borrowings to fund distributions of accumulated earnings to Bacon & Woodrow’s partners.
(2)	Acquisition and incorporation adjustments for the six months ended March 31, 2002, include the following one-time items that are excluded for pro forma purposes: $1 million of acquisition-related professional service expenses incurred by Bacon & Woodrow; $4 million of losses incurred on a foreign currency purchase option related to the acquisition; and a $1 million compensation expense reflecting our assumption of annuity liabilities in connection with the acquisition. Other adjustments include expenses that the Company would have incurred had it been a corporation for the entire period presented: $90 million of owner compensation expense for both the Company’s owners and Bacon & Woodrow partners; $33 million of additional income tax expense had the Company been a taxable entity for the entire period; $2 million of amortization of intangible assets created as part of the acquisition of Bacon & Woodrow; and $1 million of interest expense on borrowings to fund distributions of accumulated earnings to Bacon & Woodrow’s partners.
(3)	Offering adjustments include compensation expense of $25 million and $51 million for the three and six month periods, respectively, reflecting the amortization of the grant of IPO-related restricted stock awards, and the related income tax benefit of $9 million and $19 million for the three and six months ended March 31, 2002.

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

Core Earnings and Core Earnings Per Share—a non-GAAP financial measure

The Company reported net income of $24 million and $38 million, and diluted earnings per share of $0.24 and $0.40 per share for the three and six months ended March 31, 2003, respectively, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering related adjustments made in connection with the Company’s transition to a corporate structure, and the initial public offering have been removed, and estimates of owner compensation expenses and corporate income taxes for the prior period, when the Company accounted for its results as a partnership, have been included. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and six months ended March 31, 2003 and 2002, our core earnings and core EPS would have been:

	Three Months Ended March 31,		Six Months Ended March 31,
Core Earnings and Core Earnings Per Share	2003	2002	2003	2002
Income before taxes and owner distributions as reported		$71,835		$153,494
Income before income taxes as reported	$39,761		$64,857
Adjustment to reflect estimates of owner compensation expense for the period prior to the transition to a corporate structure (1)	—	40,702	—	81,253
Add back amortization of initial public offering restricted stock awards expense	4,659	—	29,544	—

Core pretax income	44,420	31,133	94,401	72,241
Adjusted income tax expense (2)	18,212	13,231	38,704	30,702

Core net income	$26,208	$17,902	$55,697	$41,539

Core earnings per share:
Basic	$0.27	$0.23	$0.56	$0.54
Diluted	$0.26	$0.23	$0.56	$0.54
Core shares outstanding:
Basic (3)	98,728,868	76,609,428	98,739,014	76,609,428
Diluted (4)	99,545,747	76,609,428	99,620,421	76,609,428

(1)	Adjustment to reflect comparable compensation expenses for Hewitt owners through May 31, 2002 as if we had been a corporation during that time.
(2)	Assumes an effective tax rate of 41.0% for the three and six months ended March 31, 2003, and an effective tax rate of 42.5% for the three and six months ended March 31, 2002.
(3)	Shares are weighted for the time that they are outstanding as noted below. In fiscal 2003, the increase in share count decreased core earnings per share while core earnings increased over the prior-year quarter. Core shares outstanding assumes that the following shares of common stock are outstanding—
For the entire period:
•	70,819,520 shares of Class B common stock issued to Hewitt Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;
•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 136,032.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002 acquisition of the actuarial and benefits consulting business of Bacon & Woodrow. Of the 9,417,526 shares, 941,753 shares are Class A common stock, 2,906,904 shares are Class B common stock, and 5,568,869 shares are Class C common stock.

Since the offering date, June 27, 2002:

•	11,150,000 shares of Class A common stock issued in connection with the initial public offering weighted as of June 27, 2002;
•	1,672,500 shares of Class A common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

From the grant date:

•	3,404 shares of Class A common stock issued and weighted as of July 31, 2002;
•	537 shares of Class A common stock issued and weighted as of November 1, 2002;
•	568 shares of Class A common stock issued and weighted as of November 18, 2002;
•	768 shares of Class A common stock issued and weighted as of February 17, 2003;
•	8,400 shares of Class A common stock issued and weighted as of February 27, 2003; and
•	4,855 shares of Class A common stock issued and weighted as of March 11, 2003.
(4)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 816,879 shares and 881,407 shares, respectively, for the three and six month periods ended March 31, 2003.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(In thousands except for share and per share amounts)

Business Segments	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Outsourcing
Revenues before reimbursements (net revenues)	$295,919	$275,081	$604,092	$551,104
Segment income (1)	53,334	63,672	122,047	139,679
Consulting (2)
Revenues before reimbursements (net revenues)	$182,137	$133,622	$354,283	$261,673
Segment income (1)	39,977	44,513	66,178	82,692
Total Company
Revenues before reimbursements (net revenues)	$478,056	$408,703	$958,375	$812,777
Reimbursements	13,928	6,667	27,534	13,470

Total revenues	$491,984	$415,370	$985,909	$826,247

Segment income (1)	$93,311	$108,185	$188,225	$222,371
Charges not recorded at the Segment level:
Initial public offering restricted stock awards (3)	4,659	—	29,544	—
Unallocated shared costs (1)	44,907	31,332	84,890	59,998

Operating income (1)	$43,745	$76,853	$73,791	$162,373

(1)	Prior to May 31, 2002, owners who worked in the business were compensated through distributions of income. In connection with the Company’s transition to a corporate structure on May 31, 2002, owners who worked in the business became employees and the Company began to record compensation in compensation and related expenses in arriving at segment income.
(2)	On June 5, 2002, the Company acquired the actuarial and benefits consulting business of Bacon & Woodrow. As such, the results of Bacon & Woodrow have been included in the Company’s Consulting segment results from the acquisition date.
(3)	In connection with the Company’s initial public offering, the Company made a restricted stock grant to associates and, as such, incurred expenses of $5 million and $30 million in the three and six months periods ended March 31, 2003, respectively.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	March 31, 2003	September 30, 2002
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$149,195	$136,450
Client receivables and unbilled work in process, less allowances of $15,255 at March 31, 2003 and $16,160 at September 30, 2002	412,552	394,184
Prepaid expenses and other current assets	40,523	35,474
Deferred income taxes, net	16,973	16,976

Total current assets	619,243	583,084

Non-Current Assets
Property and equipment, net	231,198	249,613
Goodwill, net	217,400	201,286
Intangible assets, net	167,571	169,887
Other assets, net	17,063	15,476

Total non-current assets	633,232	636,262

Total Assets	$1,252,475	$1,219,346

LIABILITIES
Current Liabilities
Accounts payable	$15,340	$23,286
Accrued expenses	182,335	180,946
Advanced billings to clients	84,893	73,965
Current portion of long-term debt	32,817	36,918
Current portion of capital lease obligations	10,385	11,572
Employee deferred compensation and accrued profit sharing	25,722	56,481

Total current liabilities	351,492	383,168

Long-Term Liabilities
Debt, less current portion	144,000	147,000
Capital lease obligations, less current portion	84,959	88,913
Other long-term liabilities	41,475	48,435
Deferred income taxes, net	19,265	19,265

Total long-term liabilities	289,699	303,613

Total Liabilities	$641,191	$686,781

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands except for share and per share amounts)

	March 31, 2003	September 30, 2002
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized	$—	$—
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 19,209,636 and 19,162,660 shares issued and outstanding as of March 31, 2003 and September 30, 2002, respectively	192	192
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 73,726,424 shares issued and outstanding as of March 31, 2003 and September 30, 2002	737	737
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 5,568,869 shares issued and outstanding as of March 31, 2003 and September 30, 2002	56	56
Restricted stock units, 227,025 and 319,902 units issued and outstanding as of March 31, 2003 and September 30, 2002, respectively	4,784	6,078
Additional paid-in capital	625,724	615,377
Retained earnings (deficit)	15,574	(22,691)
Unearned compensation	(55,338)	(83,375)
Accumulated other comprehensive income	19,555	16,191

Total stockholders’ equity	611,284	532,565

Total Liabilities and Stockholders’ Equity	$1,252,475	$1,219,346